                                                                    EXHIBIT 12.1


                       DONALDSON, LUFKIN & JENRETTE, INC.
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (IN THOUSANDS, EXCEPT FOR RATIO)




                                                                YEARS ENDED DECEMBER 31,
                                     -------------------------------------------------------------------------------
                                           1993            1994            1995            1996            1997
Earnings:
 Income before provisions for
   income taxes ....................   $   302,000     $   205,000     $   298,500     $   473,800     $   661,100
Add: Fixed Charges
 Interest expense (gross) ..........     1,465,303       2,116,655       2,699,769       2,865,800       4,012,209
  Interest factor in rents .........        15,432          18,565          22,064          25,515          29,351
                                       -----------     -----------     -----------     -----------     -----------
  Total fixed charges ..............     1,480,735       2,135,220       2,721,833       2,891,315       4,041,560
Earnings before fixed charges,
 and provision for income
 taxes .............................   $ 1,782,735     $ 2,340,220     $ 3,020,333     $ 3,365,115     $ 4,702,660
                                       ===========     ===========     ===========     ===========     ===========
Ratio of earnings to fixed
 charges ...........................          1.20            1.10            1.11            1.16            1.16
                                       ===========     ===========     ===========     ===========     ===========



                                       THREE MONTHS
                                          ENDED
                                      MARCH 31, 1998
                                     ---------------
Earnings:
 Income before provisions for
   income taxes ....................   $   217,250
Add: Fixed Charges
 Interest expense (gross) ..........     1,139,937
  Interest factor in rents .........         8,448
                                       -----------
  Total fixed charges ..............     1,148,385
Earnings before fixed charges,
 and provision for income
 taxes .............................   $ 1,365,635
                                       ===========
Ratio of earnings to fixed
 charges ...........................          1.19
                                       ===========